Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Member and Board of Managers of Midwest Generation, LLC:

In our opinion, the financial statements listed in the index appearing under Item 8 present fairly, in all material respects, the financial position of Midwest Generation, LLC at December 31, 2003 and December 31, 2002, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.  In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.  These financial statements and financial statement schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion. The financial statements of the Company as of December 31, 2001 and for the year ended December 31, 2001, were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements and financial statement schedule in their report dated March 25, 2002.

Our original report dated March 10, 2004 contained an explanatory paragraph referring to the $693 million in debt obligations that were to mature in December 2004. This matter raised substantial doubt about the Company’s ability to continue as a going concern. As described in Note 16, the Company refinanced substantially all of these debt obligations in April 2004. This event alleviates the substantial doubt about the Company’s ability to continue as a going concern. Accordingly, the explanatory paragraph referred to above has been removed.

As explained in Note 2 to the financial statements, effective January 1, 2003, the Company changed its method of accounting for asset retirement obligations in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations.”

PricewaterhouseCoopers LLP

Los Angeles, California

March 10, 2004, except for Note 16, which is as of June 8, 2004

                                                REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                                                To the Board of Managers of Midwest Generation, LLC:

                                                We have audited the accompanying balance sheets of Midwest Generation, LLC (a Delaware limited liability company) as of December 31, 2001 and 2000, and the related statements of operations, comprehensive loss, member’s equity and cash flows for the years ended December 31, 2001 and 2000 and the period from inception (July 12, 1999) to December 31, 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

                                                We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                                In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Midwest Generation, LLC as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the year ended December 31, 2001 and 2000 and the period from inception (July 12, 1999) to December 31, 1999 in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP
Orange County, California March 25, 2002

                                                The aforementioned report on the balance sheets of Midwest Generation, LLC as of December 31, 2001 and 2000, and the related statements of operations, member’s equity, other comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2001 is a copy of a previously issued Arthur Andersen LLP report. Arthur Andersen LLP has not reissued this report.

MIDWEST GENERATION, LLC

STATEMENTS OF OPERATIONS

(In thousands)

	Years Ended December 31,
	2003	2002	2001
Operating Revenues
Energy revenues	$310,416	$534,097	$484,706
Capacity revenues	379,804	601,262	581,669
Energy and capacity revenues from marketing affiliate	365,141	14,568	12,381
Loss from price risk management	(3,105)	(1,250)	(21,274)
Total operating revenues	1,052,256	1,148,677	1,057,482

Operating Expenses
Fuel	390,601	396,345	354,425
Plant operations	333,012	349,328	402,000
Asset impairment and other charges	1,025,332	70,341	—
Settlement of postretirement employee benefit liability	—	(70,654)	—
Depreciation and amortization	171,714	175,631	166,718
Administrative and general	23,837	25,399	30,160
Total operating expenses	1,944,496	946,390	953,303
Operating income (loss)	(892,240)	202,287	104,179

Other Income (Expense)
Interest income and other	112,864	118,369	130,077
Interest expense	(346,236)	(346,006)	(388,359)
Total other expense	(233,372)	(227,637)	(258,282)

Loss before income taxes	(1,125,612)	(25,350)	(154,103)
Benefit for income taxes	436,945	9,520	56,439

Loss Before Accounting Change	(688,667)	(15,830)	(97,664)
Cumulative effect of change in accounting, net of tax (Note 2)	(74)	—	—
Net Loss	$(688,741)	$(15,830)	$(97,664)

The accompanying notes are an integral part of these financial statements.

MIDWEST GENERATION, LLC

BALANCE SHEETS

(In thousands)

	December 31,
	2003	2002
Assets
Current Assets
Cash and cash equivalents	$36,535	$74,652
Accounts receivable, net of allowance of none in 2003 and $4,269 in 2002	38,707	61,090
Due from affiliates	67,350	6,603
Fuel inventory	64,763	79,293
Spare parts inventory	18,880	18,636
Interest receivable from affiliate	56,350	56,395
Assets under price risk management	12,747	2,312
Other current assets	10,525	26,844
Total current assets	305,857	325,825

Property, Plant and Equipment	4,190,337	5,285,234
Less accumulated depreciation	544,463	480,097
Net property, plant and equipment	3,645,874	4,805,137

Notes receivable from affiliate	1,365,423	1,366,502
Deferred taxes	329,151	—
Other assets	16,286	3,155

Total Assets	$5,662,591	$6,500,619

Liabilities and Member’s Equity
Current Liabilities
Accounts payable	$25,799	$32,333
Accrued liabilities	70,339	90,975
Due to affiliates	2,991	3,444
Interest payable	89,228	88,051
Interest payable to affiliates	79,765	40,545
Liabilities under price risk management	10,615	2,959
Current maturities of subordinated long-term debt with affiliate	692,704	911,000
Current portion of lease financing	10,214	9,792
Total current liabilities	981,655	1,179,099

Subordinated revolving line of credit with affiliate	2,085,894	1,694,282
Subordinated long-term debt with affiliate, net of current maturities	—	808,308
Lease financing, net of current portion	2,159,641	2,169,855
Deferred taxes	—	73,354
Benefit plans and other long-term liabilities	103,328	118,430
Total Liabilities	5,330,518	6,043,328

Commitments and Contingencies (Notes 10 and 11)

Member’s Equity
Membership interests, no par value; 100 units authorized, issued and outstanding	—	—
Additional paid-in capital	1,241,133	680,515
Accumulated deficit	(910,966)	(222,225)
Accumulated other comprehensive income (loss)	1,906	(999)
Total Member’s Equity	332,073	457,291
Total Liabilities and Member’s Equity	$5,662,591	$6,500,619

The accompanying notes are an integral part of these financial statements.

MIDWEST GENERATION, LLC

STATEMENTS OF MEMBER’S EQUITY

(In thousands)

	Membership Interests	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Member’s Equity
Balance at December 31, 2000	$—	$658,631	$(108,731)	$—	$549,900
Non-cash contribution of services	—	11,297	—	—	11,297
Net loss	—	—	(97,664)	—	(97,664)

Balance at December 31, 2001	—	669,928	(206,395)	—	463,533
Non-cash contribution of services	—	10,587	—	—	10,587
Net loss	—	—	(15,830)	—	(15,830)
Other comprehensive loss	—	—	—	(999)	(999)

Balance at December 31, 2002	—	680,515	(222,225)	(999)	457,291
Contributions	—	550,000	—	—	550,000
Non-cash contribution of services	—	10,618	—	—	10,618
Net loss	—	—	(688,741)	—	(688,741)
Other comprehensive income	—	—	—	2,905	2,905

Balance at December 31, 2003	$—	$1,241,133	$(910,966)	$1,906	$332,073

The accompanying notes are an integral part of these financial statements.

MIDWEST GENERATION, LLC

STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Years Ended December 31,
	2003	2002	2001
Net Loss	$(688,741)	$(15,830)	$(97,664)

Other comprehensive income (expense), net of tax:
Unrealized gains (losses) on derivatives qualified as cash flow hedges:

Cumulative effect of change in accounting for derivatives, net of income tax expense of $15,870 in 2001	—	—	20,834

Other unrealized holding gains (losses) arising during period, net of income tax expense (benefit) of $(6,219), $(614) and $430 for 2003, 2002 and 2001, respectively	(9,764)	(960)	611

Reclassification adjustments included in net loss, net of income tax expense (benefit) of $(8,073), $25 and $15,124 for 2003, 2002 and 2001, respectively	12,669	(39)	(21,445)

Other comprehensive income (expense)	2,905	(999)	—

Comprehensive Loss	$(685,836)	$(16,829)	$(97,664)

The accompanying notes are in integral part of these financial statements.

MIDWEST GENERATION, LLC

STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2003	2002	2001
Cash Flows From Operating Activities
Loss after accounting change, net	$(688,741)	$(15,830)	$(97,664)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	171,714	175,631	166,718
Provision for doubtful accounts	—	—	4,269
Non-cash contribution of services	10,618	10,587	11,297
Asset impairment charges	1,025,332	25,402	—
Settlement of postretirement employee benefit liability	—	(70,654)	—
Deferred taxes	(402,458)	16,479	44,038
Cumulative effect of change in accounting, net of tax	74	—	—
Decrease (increase) in accounts receivable	22,383	9,892	(4,425)
Increase in due to/from affiliates	(61,200)	(20,881)	(41,343)
Decrease (increase) in inventory	14,286	(169)	(43,631)
Decrease (increase) in interest receivable from affiliate	45	2,490	(42,021)
Decrease (increase) in other current assets	16,319	(19,051)	(1,339)
Increase (decrease) in accounts payable	(6,534)	15,141	2,592
Increase (decrease) in accrued liabilities	(20,636)	16,550	(72,556)
Increase in interest payable	40,397	3,471	43,428
Increase (decrease) in other liabilities	(13,945)	31,045	(16,890)
Increase (decrease) in net liabilities under price risk management	125	(8,753)	8,401
Net cash provided by (used in) operating activities	107,779	171,350	(39,126)

Cash Flows From Financing Activities
Borrowings from subordinated long-term debt with affiliate	20,000	60,000	264,352
Repayments of subordinated long-term debt with affiliate	(1,046,604)	(60,000)	(121,500)
Borrowings from subordinated revolving line of credit with affiliate	460,460	134,059	122,038
Repayments of subordinated revolving line of credit with affiliate	(68,848)	(202,604)	(111,597)
Capital contributions	550,000	—	—
Repayment of capital lease obligation	(9,792)	(9,173)	(20,967)
Net cash provided by (used in) financing activities	(94,784)	(77,718)	132,326

Cash Flows From Investing Activities
Capital expenditures	(37,862)	(370,156)	(56,264)
Increase in restricted cash	(14,329)	(1,957)	—
Repayments of loan from affiliate	1,079	300,498	—
Net cash used in investing activities	(51,112)	(71,615)	(56,264)
Net increase (decrease) in cash and cash equivalents	(38,117)	22,017	36,936
Cash and cash equivalents at beginning of period	74,652	52,635	15,699
Cash and cash equivalents at end of period	$36,535	$74,652	$52,635

The accompanying notes are an integral part of these financial statements.

MIDWEST GENERATION, LLC

NOTES TO FINANCIAL STATEMENTS

(Dollars in thousands)

Note 1. General

                                                Midwest Generation, LLC, which is referred to as Midwest Generation, a wholly owned subsidiary of Edison Mission Midwest Holdings Co., an indirect wholly owned subsidiary of Edison Mission Energy, which is referred to as EME. EME is a wholly owned subsidiary of Mission Energy Holding Company and is an indirect wholly owned subsidiary of Edison International. Midwest Generation is a Delaware limited liability company formed on July 12, 1999 for the purpose of obtaining financing and acquiring, owning and operating multiple fossil-fuel electric generating units located within the state of Illinois, which are referred to as the Illinois Plants, for the purpose of producing electric energy.

                                                On December 15, 1999, Midwest Generation completed its acquisition of 100% of the ownership interests in the Illinois Plants and assumed specified liabilities from Commonwealth Edison. The accompanying financial statements reflect the operations of the Illinois Plants commencing from the date of acquisition. The acquisition has been accounted for utilizing the purchase method. The purchase price was allocated to the assets acquired and liabilities assumed based upon their respective fair market values. The acquisition was financed through a capital contribution by Edison Mission Midwest Holdings of approximately $650 million and subordinated debt from another subsidiary of Edison Mission Midwest Holdings of approximately $3.4 billion.

                                                Concurrent with the acquisition, Midwest Generation assigned its right to purchase the Collins Station, a 2,698 megawatt (MW) gas and oil-fired generating station located in Illinois, to four third-party entities. After this assignment, and the purchase of the facility by the third parties, an affiliate of Midwest Generation leased and Midwest Generation subleased the Collins Station. Each of the leases and subleases has an initial term of 33.75 years. These subleases have been accounted for as a lease financing for accounting purposes. See Note 11—Lease Commitments, for more information.

                                                Midwest Generation currently owns or leases 9,218 MW as a result of the acquisition, consisting of the following:

                                                •                                          six coal-fired generating plants consisting of 5,621 MW, which include the Powerton, Joliet, Will County, Waukegan, Crawford and Fisk Stations;

                                                •                                          the Collins gas and oil-fired generating station consisting of 2,698 MW; and

                                                •                                          a group of on-site generating peakers consisting of 477 MW and off-site generating peakers consisting of 422 MW, based on summer net dependable capacity.

                                                In connection with the acquisition of the Illinois Plants, Midwest Generation entered into three separate and concurrent five-year power purchase agreements for the coal-fired stations, the Collins Station and the peaker stations with Commonwealth Edison. These power purchase agreements expire on December 31, 2004. Subsequent to the acquisition, Commonwealth Edison assigned its rights and obligations under these power purchase agreements to Exelon Generation. For the past four years, Midwest Generation has derived the substantial majority of its revenue from the sale of energy and capacity to Exelon Generation under these power purchase agreements. As permitted by the power purchase agreements during 2002 and 2003, Exelon Generation has released 5,428 MW of Midwest Generation’s coal-fired, Collins and peaker stations from the power purchase agreements for 2004, thereby retaining 3,859 MW under the power purchase agreements for 2004. Midwest Generation has entered into a contract with Edison Mission Marketing & Trading to sell energy into the wholesale market, to engage in hedging activities, and to provide scheduling and other services. Edison Mission Marketing & Trading also purchases natural gas and enters into fuel hedging arrangements on Midwest Generation’s behalf.

Note 2. Summary of Significant Accounting Policies

Management’s Use of Estimates in Financial Statements

                                                The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

                                                Midwest Generation considers cash and cash equivalents to include cash and short-term investments with maturities of three months or less.

Inventory

                                                Inventory consists of spare parts, natural gas, coal and fuel oil and is stated at the lower of weighted average cost or market.

Property, Plant and Equipment

                                                Property, plant and equipment are stated at cost. Depreciation and amortization are computed by using the straight-line method over the following estimated useful lives:

Power plant facilities	15 – 30 years
Emission allowances	25 – 34.5 years
Plant and equipment under lease financing	30 – 33.75 years
Equipment, furniture and fixtures	3 – 7 years

                                                As part of the acquisition of the Illinois Plants, Midwest Generation acquired emission allowances under the EPA’s Acid Rain Program. Although the emission allowances granted under this program are freely transferable, Midwest Generation intends to use substantially all the emission allowances in the normal course of its business to generate electricity. Accordingly, Midwest Generation has classified emission allowances expected to be used to generate power as part of property, plant and equipment. Acquired emission allowances are amortized over the estimated lives of the Illinois Plants on a straight-line basis.

Impairment of Long-Lived Assets

                                                Midwest Generation periodically evaluates the potential impairment of its long-lived assets based on a review of estimated future cash flows expected to be generated. If the carrying amount of the asset exceeds the amount of the expected future cash flows, undiscounted and without interest charges, then an impairment loss for its long-lived assets is recognized in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Repairs and Maintenance

                                                Certain major pieces of Midwest Generation’s equipment require repairs and maintenance on a periodic basis. These costs, including major maintenance costs, are expensed as incurred.

Revenue Recognition

                                                Midwest Generation records revenue and related costs as electricity is generated or services are provided unless Midwest Generation is subject to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” and does not qualify for the normal sales and purchases exception. Midwest Generation enters into power and fuel hedging and optimization transactions under a contract with Edison Mission Marketing & Trading. These transactions are executed primarily through the use of physical forward commodity purchases and sales and financial commodity swaps and options. With respect to its physical forward contracts, Midwest Generation generally takes title to the commodities, and assume the risks and rewards of ownership. Therefore, Midwest Generation records settlement of non-trading physical forward contracts on a gross basis. Financial swap and option transactions are settled net and, accordingly, Midwest Generation does not take title to the underlying commodity. Accordingly, gains and losses from settlement of financial swaps and options are recorded net. Managed risks typically include commodity price risk associated with fuel purchases and power sales.

Derivative Instruments

                                                SFAS No. 133 as amended and interpreted by other related accounting literature, establishes accounting and reporting standards for derivative instruments (including certain derivative instruments embedded in other contracts), SFAS No. 133 requires companies to record derivatives on their balance sheets as either assets or liabilities measured at their fair value unless exempted from derivative treatment as a normal sale and purchase. The power purchase agreements with Exelon Generation and coal contracts either do not qualify as derivatives under SFAS No. 133 or meet the normal sales and purchases exception. All changes in the fair value of derivatives are recognized currently in earnings unless specific hedge criteria are met, which requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

                                                SFAS No. 133 sets forth the accounting requirements for cash flow and fair value hedges. SFAS No. 133 provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument be reported as a component of other comprehensive income and be reclassified into earnings in the same period during which the hedged forecasted transaction affects earnings. The remaining gain or loss on the derivative instrument, if any, must be recognized currently in earnings. SFAS No. 133 provides that the changes in fair value of derivatives designated as fair value hedges and the corresponding changes in the fair value of the hedged risk attributable to a recognized asset, liability, or unrecognized firm commitment be recorded in earnings. If the fair value hedge is effective, the amounts recorded will offset in earnings.

Cumulative Effect of Change in Accounting Principle

                                                Upon adoption of SFAS No. 133, deferred gain related to 2001 financial options of $20.8 million, after tax, was recorded as an unrealized holding gain reflected in accumulated other comprehensive income in the balance sheet. There was no cumulative effect on prior periods’ net income resulting from the change in accounting for derivatives in accordance with SFAS No. 133.

Income Taxes

                                                Midwest Generation is included in the consolidated federal and state income tax returns of Edison International and is party to a tax allocation agreement with its parent Edison Mission Midwest Holdings. As long as Edison International continues to own, directly or indirectly, at least 80% of the voting power of the stock of EME and its existing subsidiaries and at least 80% of the value of such stock, Midwest Generation will be included in the consolidated federal and state income tax returns of Edison International. In accordance with the agreement and the tax-allocation procedures that have been in effect since Midwest Generation’s formation, its current tax liability or benefit is generally determined on a separate return basis, except for calculating consolidated state income taxes, for which Midwest Generation uses the long-term state tax apportionment factors of the Edison International group. Also, while Midwest Generation is generally subject to separate return limitations for net losses, under the tax-allocation agreement it is permitted to transfer to Edison Mission Midwest Holdings, or its subsidiaries, net operating loss benefits which would not yet be realized in a separate return in exchange for a reduction in Midwest Generation’s intercompany account balances (including subordinated loans). During the fourth quarter of 2002, Midwest Generation realized $189.9 million of the tax receivable on its books through a reduction in amounts owed under its subordinated loan agreement with Edison Mission Overseas Co.

                                                Midwest Generation accounts for deferred income taxes using the asset-and-liability method, wherein deferred tax assets and liabilities are recognized for future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities using enacted rates.

New Accounting Standards

Statement of Financial Accounting Standards No. 143

                                                Effective January 1, 2003, Midwest Generation adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is increased to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The adoption of SFAS No. 143 did not have a material impact on Midwest Generation’s financial statements ($74 thousand, after tax, decrease to net income as the cumulative effect of adoption of SFAS No. 143).

Statement of Financial Accounting Standards No. 146

                                                Effective January 1, 2003, Midwest Generation adopted Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires that liabilities for costs associated with exit or disposal activities initiated after December 31, 2002 be recognized when incurred, rather than at the date of a commitment to an exit or disposal plan. The adoption of this standard had no impact on Midwest Generation’s financial statements.

Statement of Financial Accounting Standards No. 149

                                                In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities under SFAS No. 133. The amendment reflects decisions made by the FASB and the Derivatives Implementation Group (DIG) process in connection with issues raised about the application of SFAS No. 133. Generally, the provisions of SFAS No. 149 will be applied prospectively for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. SFAS No. 149 provisions that resulted from the DIG process that became effective in fiscal quarters beginning before June 15, 2003 will continue to be applied based upon their original effective dates. The adoption of this standard had no impact on Midwest Generation’s financial statements.

Statement of Financial Accounting Standards Interpretation No. 45

                                                In November 2002, the FASB issued Statement of Financial Accounting Standards Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation establishes reporting requirements to be made by a guarantor about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of this standard had no impact on Midwest Generation’s financial statements. See disclosure regarding guarantees and indemnities in Note 10—Commitments and Contingencies.

Statement of Financial Accounting Standards Interpretation No. 46

                                                In December 2003, the FASB issued Statement of Financial Accounting Standards Interpretation No. 46, “Consolidation of Variable Interest Entities.” The primary objective of the interpretation is to provide guidance on the identification of, and financial reporting for, entities over which control is achieved through means other than voting rights; such entities are known as variable interest entities. This interpretation applies to variable interest entities created after January 31, 2003, and applies to variable interest entities in which Midwest Generation holds a variable interest that it acquired before February 1, 2003. This interpretation is effective for special purpose entities as of December 31, 2003 and for all other entities as of March 31, 2004. Midwest Generation does not expect the adoption of this standard will have a material impact on its financial statements.

Emerging Issues Task Force No. 03-11

                                                In July 2003, the EITF reached a consensus on Issue No. 03-11, “Reporting Realized Gains and Losses on Derivative Instruments that are Subject to FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and Not Held for Trading Purposes.” EITF Issue No. 03-11 provides guidance on whether realized gains and losses on derivative contracts should be reported on a net or gross basis and concludes such classification is a matter of judgment that depends on the relevant facts and circumstances. In analyzing the facts and circumstances, EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent,” should be considered. Gains and losses on non-trading derivative instruments are recognized in income (loss) from price risk management in the accompanying statements of operations. The consensus is effective prospectively for Midwest Generation’s transactions or arrangements entered into or modified after September 30, 2003. The consensus had no impact on Midwest Generation’s financial statements.

Note 3. Asset Impairment Charges

                                                During the second quarter of 2003, Midwest Generation recorded an asset impairment charge of $1.025 billion ($625 million after tax) that resulted from a revised long-term outlook for capacity revenues from the Collins Station and eight small peaking plants. The lower capacity revenue outlook was the result of a number of factors, including higher long-term natural gas prices and the current generation overcapacity in the MAIN region market. The book value of capitalized assets related to the Collins Station was written down from $858 million to an estimated fair market value of $78 million, and the book value of the eight small peaking plants was written down from $286 million to an estimated fair market value of $41 million. The estimated fair value was determined based on discounting estimated future pretax cash flows using a 17.5% discount rate.

                                                During 2002, Midwest Generation recorded an asset impairment charge of $25.4 million related to the write-off of capitalized costs associated with the suspension of capital improvements at its Powerton

Station and $44.9 million related to future payments owed under a settlement agreement with Commonwealth Edison that terminated the obligation to build additional generation in Chicago.

Note 4. Accumulated Other Comprehensive Income (Loss)

                                                Accumulated other comprehensive income (loss) consisted of the following:

	Unrealized Gains (Losses) on Cash Flow Hedges	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2002	$(999)	$(999)
Current period change	2,905	2,905
Balance at December 31, 2003	$1,906	$1,906

                                                Unrealized gains on cash flow hedges at December 31, 2003 include forward energy sales contracts that did not meet the normal sales and purchases exception under SFAS No. 133. These gains arise because current forecasts of future electricity prices are lower than Midwest Generation’s contract prices. As Midwest Generation’s hedged positions are realized, approximately $1.4 million, after tax, of the net unrealized gains on cash flow hedges will be reclassified into earnings during the next twelve months. Management expects that when the hedged items are recognized in earnings, the net unrealized gains associated with them will be offset. Actual amounts ultimately reclassified to earnings over the next twelve months could vary materially from this estimated amount as a result of changes in market conditions. The maximum period over which a cash flow hedge is designated is through July 31, 2005.

                                                Under SFAS No. 133, the portion of a cash flow hedge that does not offset the change in value of the transaction being hedged, which is commonly referred to as the ineffective portion, is immediately recognized in earnings. Midwest Generation recorded a net loss of $0.4 million and $0.2 million during the years ended December 31, 2003 and 2002, respectively, representing the amount of cash flow hedges’ ineffectiveness, reflected in income (loss) from price risk management in the statement of operations. No comparable amount was recorded for the year ended December 31, 2001.

Note 5. Property, Plant and Equipment

                                                At December 31, 2003 and 2002, property, plant and equipment consisted of the following:

	2003	2002
Land	$32,009	$34,949
Power plant facilities	1,880,042	2,121,410
Emission allowances	834,203	867,350
Construction in progress	31,405	27,551
Equipment, furniture and fixtures	7,283	6,974
Plant and equipment under lease financing	1,405,395	2,227,000
	4,190,337	5,285,234
Accumulated depreciation and amortization	(544,463)	(480,097)
Property, plant and equipment, net	$3,645,874	$4,805,137

                                                Property, plant and equipment includes assets which are capitalized under lease financing. The total consists of $38 million for the Collins Station and $1.367 billion for the aggregate purchase of the Powerton and Joliet stations. Midwest Generation recorded amortization expense related to the leased facilities of $55.8 million, $68.1 million and $68.1 million for 2003, 2002 and 2001, respectively.

Accumulated amortization related to the leased facilities was $147.6 million, $177.9 million and $109.8 million at December 31, 2003, 2002 and 2001, respectively.

Note 6. Long-Term Debt

                                                In December 1999, Midwest Generation entered into a subordinated loan agreement (“Subordinated Loan Agreement”) with another subsidiary of Edison Mission Midwest Holdings, Edison Mission Overseas Co., with terms matching those of a credit agreement as described further below under Parent Company Credit Agreement. Under the terms of the subordinated loan agreement, Midwest Generation is required to make payments to Edison Mission Overseas similar to those payments made by Edison Mission Midwest Holdings under its credit agreement. As of December 31, 2003 and 2002, the borrowings under the Subordinated Loan Agreement were approximately $693 million and $1.7 billion, respectively.

                                                In December 1999, Midwest Generation also entered into a subordinated revolving loan agreement with Edison Mission Overseas for up to $2 billion, which was increased for up to $2.5 billion in May 2001. Amounts outstanding under the Subordinated Revolving Loan Agreement bear interest at a fixed rate of 8.0% with payments due quarterly. The outstanding principal balance is due in December 2034. As of December 31, 2003 and 2002, total draws under the Subordinated Revolving Loan Agreement were approximately $2.1 billion and $1.69 billion, respectively.

                                                For the periods ended December 31, 2003, 2002 and 2001, under the Subordinated Revolving Loan Agreement and the Subordinated Loan Agreement, Midwest Generation incurred and accrued interest charges of approximately $221.8 million, $227.1 million and $256.9 million, respectively.

                                                At December 31, 2003, the future maturities of the debt are as follows:

Years Ending December 31,
2004	692,704
2005	—
2006	—
2007	—
2008
Thereafter	2,085,894
Total	$2,778,598

Management Plans for Refinancing $693 Million Debt Maturity

                                                Edison Mission Midwest Holdings, together with Midwest Generation, is not expected to have sufficient cash to repay its $692.7 million debt due to commercial lenders in December 2004. Midwest Generation plans to refinance its subordinated loan agreements as part of Edison Mission Midwest Holdings’ plan to refinance its $692.7 million debt obligation (guaranteed by Midwest Generation) prior to its expiration in December 2004. Management believes that Midwest Generation will be able to refinance the debt maturing in December 2004 through a combination of borrowings in the bank and capital markets. Completion of refinancing is subject to a number of uncertainties, including the availability of new credit from the capital and bank markets. Accordingly, there is no assurance that Edison Mission Midwest Holdings will be able to refinance this debt when it becomes due or that the terms will not be substantially different from those under the current credit facility.  See Note 16.

Parent Company Credit Agreement

                                                Edison Mission Midwest Holdings has a credit agreement with a number of commercial lending institutions for a combination of loans and lines of credit aggregating $842.7 billion. At December 31,

2003, the financing consisted of (1) a $692.7 million revolving credit facility due 2004, referred to as Tranche B, and (2) a $150 million working capital facility due 2004, referred to as Tranche C. Under Tranche C, Edison Mission Midwest Holdings had available $150 million of borrowing capacity at both December 31, 2003 and 2002.

                                                Amounts outstanding under the credit agreement bear interest at variable Eurodollar rates or Base rates as defined in the credit agreement, at the option of Edison Mission Midwest Holdings. If Edison Mission Midwest Holdings elects to pay Eurodollar rates, interest costs include a margin of 0.75% to 2.00% on Tranches B and C, depending on Edison Mission Midwest Holdings’ debt rating. At December 31, 2003 and 2002, the margin was 2.00% on each of Tranches B and C. The effective interest rate was 3.25% on Tranche B at December 31, 2003.

                                                Additionally, Edison Mission Midwest Holdings pays a facility fee of 0.25% to 1.25% on each of Tranches B and C, depending on Edison Mission Midwest Holdings’ current debt rating, on the total outstanding commitment irrespective of usage. At December 31, 2003 and 2002, the facility fee was 1.25% on each of Tranches B and C. Edison Mission Midwest Holdings also pays an agent bank fee of $50,000 per year. Edison Mission Midwest Holdings used the proceeds from the credit agreement to make a loan to Edison Mission Overseas, which in turn loaned the funds to Midwest Generation.

                                                The principal collateral for any borrowing under the credit agreement consists of a pledge of intercompany promissory notes from EME, pledges of ownership interests in subsidiaries of Edison Mission Midwest Holdings, including Midwest Generation, and a pledge of the ownership interest in Edison Mission Midwest Holdings and cash ($0.1 million at December 31, 2003) deposited in a restricted cash account. In addition, Midwest Generation has executed a guarantee in support of the borrowings under the credit agreement.

                                                Edison Mission Midwest Holdings has financial and non-financial debt covenants associated with its debt. Edison Mission Midwest Holdings must maintain a specified debt service coverage ratio as follows: net cash flows over the aggregate of principal, interest, and fixed charges for a specified period exceeding 1.75 to 1 if Midwest Generation’s revenue under the Exelon Generation contracts is less than 50%, or 1.5 to 1 if Midwest Generation’s revenue under the Exelon Generation contracts is 50% or more. In addition, Edison Mission Midwest Holdings must maintain a debt-to-capital ratio no greater than 0.60 to 1. During the 12 months ended December 31, 2003, the historical debt service coverage ratio was 2.06 to 1 and the debt-to-capital ratio was approximately 0.36 to 1.

                                                The fair market value of the long-term debt approximates the carrying value due primarily to the frequent repricing of interest rates.

Note 7. Price Risk Management Activities

                                                Midwest Generation’s risk management policy allows for the use of derivative financial instruments through Edison Mission Marketing & Trading to limit financial exposure to electricity and fuel prices for non-trading purposes. Use of these instruments exposes Midwest Generation to commodity price risk, which includes potential losses that can arise from a change in the market value of a particular commodity. Commodity price risks are actively monitored to ensure compliance with Midwest Generation’s risk management policies through Edison Mission Marketing & Trading. Policies are in place which define the risk tolerance for Midwest Generation. Procedures exist which allow for monitoring of all commitments and positions with regular reviews by a risk management committee. Edison Mission Marketing & Trading performs a “value at risk” analysis in its daily business to measure, monitor and control Midwest Generation’s overall market risk exposure. The use of value at risk allows management to aggregate overall commodity risk, compare risk on a consistent basis and identify the risk factors. Value at risk measures the possible loss over a given time interval, under normal market conditions, at a given confidence level. Given the inherent limitations of value at risk and relying on a single risk measurement tool, Edison Mission Marketing & Trading supplements this approach with the use of stress testing and worst-case scenario analysis for key risk factors, as well as stop loss limits and counterparty credit exposure limits. Despite this, there can be no assurance that all risks have been accurately identified, measured and/or mitigated.

                                                The following table summarizes the fair values for outstanding financial instruments used for price risk management activities by instrument type. The change in fair value of electricity contracts is attributable to the decline in average market prices to below contracted prices during December 2003, which is the valuation date, causing the fair value of the contracts to become assets instead of liabilities.

	December 31,
	2003	2002
	(in thousands)
Commodity price:
Electricity contracts	$2,132	$(647)

Note 8. Income Taxes

                                                Income tax expense includes the current tax benefit from operating loss and the change in deferred income taxes during the year. The components of the net accumulated deferred income tax asset (liability) were:

	Years Ended December 31,
	2003	2002
Deferred tax assets
Property, plant and equipment-basis differences	$374,722	$(59,584)
Lease financing	9,665	(2,914)
Price risk management	4,078	(4,854)
Illinois net operating loss carryforward	3,897	12,528
Subtotal	392,362	(54,824)
Valuation allowance	(9,655)	(5,377)
Total	$382,707	$(60,201)

Deferred tax liabilities
Employee benefits	$(14,639)	$(19,668)
Accrued expenses	(17,449)	3,156
State taxes	(20,837)	3,780
Other	(631)	(421)
Total	(53,556)	(13,153)
Deferred tax asset (liability), net	$329,151	$(73,354)

                                                Midwest Generation has $46 million of loss deductions at December 31, 2003 from Illinois state tax losses which expire beginning in 2020. The estimated long-term apportionment rate for California and Illinois state taxes is 62% and 10%, respectively. The benefit for income taxes is comprised of the following:

	Years Ended December 31,
	2003	2002	2001
Current
Federal	$(30,159)	$(23,231)	$(87,631)
State	(2,472)	(3,408)	(12,846)
Total current	$(32,631)	$(26,639)	$(100,477)

Deferred
Federal	$(341,610)	$14,708	$35,043
State	(62,704)	2,411	8,995
Total deferred	(404,314)	17,119	44,038
Benefit for income taxes	$(436,945)	$(9,520)	$(56,439)

                                                Variations from the 35% federal statutory rate are as follows:

	Years Ended December 31,
	2003	2002	2001
Expected benefit for federal income taxes	$(393,964)	$(8,872)	$(53,936)
Increase in benefit resulting from:
State tax benefit, net of federal taxes	(42,981)	(648)	(2,503)
Benefit for income taxes	$(436,945)	$(9,520)	$(56,439)
Effective benefit rate	38.8%	37.6%	36.6%

Note 9. Employee Benefit Plans

                                                Employees of Midwest Generation are eligible for various benefit plans of Edison International.

Pension Plans

                                                Midwest Generation maintains a pension plan specifically for the benefit of its union employees. Midwest Generation’s non-union employees participate in the Edison International pension plan. Both plans are noncontributory, defined benefit pension plans and cover employees who fulfill minimum service requirements. The Edison International plan has a cash balance feature.

                                                The expected contributions (all by employer) for the plans are approximately $9.1 million for the year ended December 31, 2004. The amount is subject to change based on, among other things, the limits established for federal tax deductibility.

                                                Midwest Generation uses a December 31 measurement date for all its plans.

                                                Information on plan assets and benefit obligations is shown below:

	Years Ended December 31,
	Union Plan		Non-Union Plan
	2003	2002	2003	2002
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$30,010	$14,837	$8,448	$6,427
Service cost	9,119	8,777	1,066	998
Interest cost	1,693	1,019	558	471
Actuarial loss	(396)	2,574	811	552
Amendments	—	2,997	—	—
Benefits paid	(194)	(194)	(1,725)	—
Projected benefit obligation at end of year	$40,232	$30,010	$9,158	$8,448
Accumulated benefit obligation at end of year	$28,974	$19,229	$9,158	$8,448
Change in plan assets
Fair value of plan assets at beginning of year	$14,341	$12,250	$—	$—
Actual return on plan assets	4,457	(1,567)	—	—
Employer contributions	6,588	3,852	1,725	—
Benefits paid	(194)	(194)	(1,725)	—
Fair value of plan assets at end of year	$25,192	$14,341	$—	$—
Funded status	$(15,040)	$(15,669)	$(9,158)	$(8,448)
Unrecognized net loss	5,000	8,641	1,897	1,154
Unrecognized prior service cost	2,766	2,997	—	—
Recorded asset (liability)	$(7,274)	$(4,031)	$(7,261)	$(7,294)

Additional detail of amounts recognized in balance sheets:
Intangible asset	—	1	—	—
Accumulated other comprehensive income	—	—	—	—

Weighted-average assumptions at end of year:
Discount rate	6.00%	6.50%	6.00%	6.50%
Rate of compensation increase	5.00%	5.00%	5.00%	5.00%

                                                Components of pension expense are:

	Years Ended December 31,
	Union Plan			Non-Union Plan
	2003	2002	2001	2003	2002	2001
Service cost	$9,119	$8,777	$5,526	$1,066	$998	$872
Interest cost	1,693	1,019	573	558	471	372
Expected return on plan assets	(1,376)	(1,235)	(750)	—	—	—
Net amortization and deferral	395	117	44	68	34	14
Total expense recognized	$9,831	$8,678	$5,393	$1,692	$1,503	$1,258

Change in accumulated other comprehensive income	—	—	—	—	—	—

Weighted-average assumptions:
Discount rate	6.50%	7.00%	7.25%	6.50%	7.00%	7.25%
Rate of compensation increase	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%
Expected return on plan assets	8.50%	8.50%	8.50%	8.50%	8.50%	8.50%

                                                Asset allocations for plans are:

	Target for 2004	December 31,
		2003	2002
United States equity	45%	46%	45%
Non-United States equity	25%	26%	25%
Private equity	4%	3%	3%
Fixed income	26%	25%	27%

Postretirement Benefits Other Than Pensions

                                                A portion of Midwest Generation’s non-union employees retiring at or after age 55 with at least ten years of service are eligible for postretirement health care, dental, life insurance and other benefits paid in part by Midwest Generation. Eligibility depends on a number of factors, including the employee’s hire date. Employees in union-represented positions were covered by a retirement health care and other benefits plan that expired on June 15, 2002. In October 2002, Midwest Generation reached an agreement with its union-represented employees on new benefits plans, which extend from January 1, 2003 through June 15, 2006. Midwest Generation continued to provide benefits at the same level as those in the expired agreement until December 31, 2002. The accounting for postretirement benefit liabilities has been determined on the basis of a substantive plan under Statement of Financial Accounting Standards No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” A substantive plan means that Midwest Generation assumed, for accounting purposes, that it would provide for postretirement healthcare benefits to union-represented employees following conclusion of negotiations to replace the current benefits agreement, even though Midwest Generation had no legal obligation to do so. Under the new agreement, postretirement healthcare benefits will not be provided. Accordingly, Midwest Generation treated this as a plan termination under SFAS No. 106 and recorded a pre-tax gain of $70.7 million during the fourth quarter of 2002.

                                                On December 8, 2003, President Bush signed the Medicare Prescription Drug, Improvement and Modernization Act of 2003. The Act authorized a federal subsidy to be provided to plan sponsors for certain prescription drug benefits under Medicare. Midwest Generation has elected to defer accounting for the effects of the Act until the earlier of the issuance of guidance by the Financial Accounting Standards Board on how to account for the Act, or the remeasurement of plan assets and obligations subsequent to January 31, 2004. Accordingly, any measures of the accumulated postretirement benefit obligation or net periodic postretirement benefit expense in the financial statements or this note do not reflect the effects of the Act on Midwest Generation’s plan.

                                                The expected contributions (all by the employer) for the postretirement benefits other than pensions plan are $90 thousand for the year ended December 31, 2004. This amount is subject to change based on, among other things, the Act referenced above and the impact of any benefit plan amendments.

                                                Midwest Generation uses a December 31 measurement date.

                                                Information on plan assets and benefit obligations is shown below:

	Years Ended December 31,
	Union Plan		Non-Union Plan
	2003	2002	2003	2002
Change in benefit obligation
Benefit obligation at beginning of year	$—	$71,611	$20,396	$16,363
Service cost	—	3,086	576	701
Interest cost	—	4,392	1,029	1,200
Actuarial loss (gain)	—	(8,435)	3,058	2,142
Amendment	—	—	(6,390)	—
Settlement	—	(70,654)	—	—
Benefits paid	—	—	(64)	(10)
Benefit obligation at end of year	$—	$—	$18,605	$20,396

Change in plan assets
Fair value of plan assets at beginning of year	$—	$—	$—	$—
Employer contributions	—	—	64	10
Benefits paid	—	—	(64)	(10)
Fair value of plan assets at end of year	$—	$—	$—	$—
Funded status	$—	$—	$(18,605)	$(20,396)
Unrecognized net loss	—	—	7,803	4,974
Unrecognized prior service cost	—	—	(5,871)	—
Recorded liability	$—	$—	$(16,673)	$(15,422)

Assumed health care cost trend rates:
Rate assumed for following year	—	—	12.00%	9.75%
Ultimate rate	—	—	5.00%	5.00%
Year ultimate rate reached	—	—	2010	2008

Weighted-average assumptions at end of year:
Discount rate	—	—	6.25%	6.75%

                                                Expense components of postretirement benefits are:

	Years Ended December 31,
	Union Plan			Non-Union Plan
	2003	2002	2001	2003	2002	2001
Service cost	$—	$3,086	$2,508	$576	$701	$627
Interest cost	—	4,392	4,523	1,029	1,200	1,030
Settlement	—	(70,654)	—	—	—	—

Net amortization and deferral	—	—	(172)	(290)	114	46
Total expense (revenue)	$—	$(63,176)	$6,859	$1,315	$2,015	$1,703

Assumed health care cost trend rates:
Current year	—	10.50%	11.00%	9.75%	10.50%	11.00%
Ultimate rate	—	5.00%	5.00%	5.00%	5.00%	5.00%
Year ultimate rate reached	—	2008	2008	2008	2008	2008
Weighted-average assumptions:
Discount rate	—	7.25%	7.50%	6.40%	7.25%	7.50%

                                                For the non-union plan, increasing the health care cost trend rate by one percentage point would increase the accumulated obligation as of December 31, 2003 by $4.1 million and annual aggregate service and interest costs by $0.4 million. For the non-union plan, decreasing the health care cost trend rate by one percentage point would decrease the accumulated obligation as of December 31, 2003 by $3.3 million and annual aggregate service and interest costs by $0.3 million.

Description of Investment Strategies for United States Plans

                                                The investment of plan assets is overseen by a fiduciary investment committee. Plan assets are invested using a combination of asset classes, and may have active and passive investment strategies within asset classes. Midwest Generation employs multiple investment management firms. Investment managers within each asset class cover a range of investment styles and approaches. Risk is controlled through diversification among multiple asset classes, managers, styles, and securities. Plan, asset class and individual manager performance is measured against targets. Midwest Generation also monitors the stability of its investments managers’ organizations.

                                                Allowable investment types include:

                                                •                                          United States Equity: Common and preferred stocks of large, medium, and small companies which are predominantly United States-based.

                                                •                                          Non-United States Equity: Equity securities issued by companies domiciled outside the United States and in depositary receipts which represent ownership of securities of non-United States companies.

                                                •                                          Private Equity: Limited partnerships that invest in non-publicly traded entities.

                                                •                                          Fixed Income: Fixed income securities issued or guaranteed by the United States government, non-United States governments, government agencies and instrumentalities, mortgage backed securities and corporate debt obligations. A small portion of the fixed income position may be held in debt securities that are below investment grade.

                                                Permitted ranges around asset class portfolio weights are plus or minus 5%. Where approved by the fiduciary investment committee, futures contracts are used for portfolio rebalancing and to approach fully invested portfolio positions. Where authorized, a few of the plan’s investment managers employ limited use of derivatives, including futures contracts, options, options on futures and interest rate swaps in place of direct investment in securities to gain efficient exposure to markets. Derivatives are not used to leverage the plans or any portfolios.

Determination of the Expected Long-Term Rate of Return on Assets for United States Plans

                                                The overall expected long term rate of return on assets assumption is based on the target asset allocation for plan assets, capital markets return forecasts for asset classes employed, and active management excess return expectations.

Capital Markets Return Forecasts

                                                The estimated total return for fixed income is based on an equilibrium yield for intermediate United States government bonds plus a premium for exposure to non-government bonds in the broad fixed income market. The equilibrium yield is based on analysis of historic data and is consistent with experience over various economic environments. The premium of the broad market over United States government bonds is a historic average premium. The estimated rate of return for equity is estimated to be a 3% premium over the estimated total return of intermediate United States government bonds. This value is determined by combining estimates of real earnings growth, dividend yields and inflation, each of which is determined using historical analysis. The rate of return for private equity is estimated to be a 5% premium over public equity, reflecting a premium for higher volatility and illiquidity.

Active Management Excess Return Expectations

                                                For asset classes that are actively managed, an excess return premium is added to the capital market return forecasts discussed above.

Employee Stock Plans

                                                A 401(k) plan is maintained to supplement eligible employees’ retirement income. Midwest Generation matches 100% of non-union employee contributions, up to 6% of such employees’ annual compensation. Midwest Generation also matches 75% of contributions made by union employees, up to 6% of annual compensation. Employer contributions vest 20% per year. Contribution expense for the years ended December 31, 2003, 2002 and 2001 was $2.7 million, $3.1 million and $2.6 million, respectively.

Note 10. Commitments and Contingencies

Power Purchase Agreements

                                                Energy generated at the Illinois Plants has historically been sold under three power purchase agreements with Exelon Generation, in which Exelon Generation purchases capacity and has the right to purchase energy generated by the power generation plants. Midwest Generation initially entered into the power purchase agreements with Commonwealth Edison on December 15, 1999, and they were subsequently assigned to Exelon Generation in January 2001. The power purchase agreements, which expire in December 2004, provide for capacity and energy payments. Exelon Generation is obligated to make capacity payments for the power generation plants under contract and energy payments for the energy produced by these plants and taken by Exelon Generation. The capacity payments provide the power generation plants revenue for fixed charges, and the energy payments compensate the power generation plants for all, or a portion of, variable costs of production.

                                                Under each of the power purchase agreements, Exelon Generation, upon notice by given dates, has had the option to terminate each agreement with respect to all or a portion of the units subject to it. As a result of notices given in 2003, Midwest Generation’s reliance on sales into the wholesale market will increase in 2004 from 2003. As discussed in detail below, 3,859 MW of Midwest

Generation’s generating capacity remains subject to the power purchase agreements with Exelon Generation in 2004. 2004 is the final contract year under the power purchase agreements.

                                                In June 2003, Exelon Generation exercised its option to contract 687 MW of capacity and the associated energy output (out of a possible total of 1,265 MW subject to option) during 2004 from Midwest Generation’s coal-fired units in accordance with the terms of the existing power purchase agreement related to Midwest Generation’s coal-fired generation units. As a result, 578 MW of capacity at the Crawford Unit 7, Waukegan Unit 6 and Will County Unit 3 is no longer subject to the power purchase agreement beginning January 1, 2004. For 2004, Exelon Generation will have 2,383 MW of capacity related to its coal-fired generation units under contract with Midwest Generation.

                                                In October 2003, Exelon Generation exercised its option to retain under a power purchase agreement for calendar year 2004 the 1,084 MW of capacity and energy from Midwest Generation’s Collins Station, a natural gas and oil-fired electric generating station. Exelon Generation also exercised its option to release from a related power purchase agreement 302 MW of capacity and energy (out of a possible total of 694 MW subject to the option) from Midwest Generation’s natural gas and oil-fired peaking units, thereby retaining under that contract 392 MW of the capacity and energy of such units for calendar year 2004.

                                                When Exelon Generation does not fully dispatch the power generation plants under contract, Midwest Generation may sell subject to specified conditions, the excess energy at market prices to neighboring utilities, municipal utilities, third-party electric retailers and power marketers on a spot basis. A bilateral trading infrastructure already exists with access to the Mid-America Interconnected Network.

Capital Improvements

                                                At December 31, 2003, Midwest Generation had firm commitments to spend approximately $14.2 million on capital expenditures for 2004. These capital expenditures are planned to be financed by cash generated from operations.

Calumet Energy Team LLC Power Purchase Contract

                                                At December 31, 2003, Midwest Generation was party to a long-term power purchase contract with Calumet Energy Team LLC entered into as part of the settlement agreement with Commonwealth Edison, which terminated Midwest Generation’s obligation to build additional gas-fired generation in the Chicago area. The contract requires Midwest Generation to pay a monthly capacity payment and gives Midwest Generation an option to purchase energy from Calumet Energy Team LLC at prices based primarily on operations and maintenance and fuel costs.

Fuel Supply Contracts

                                                At December 31, 2003, Midwest Generation had contractual commitments to purchase and/or transport coal and fuel oil. The contracts range up to ten years in length. Based on the contract provisions, which consist of fixed prices subject to adjustment, the minimum commitments are currently estimated to aggregate $1 billion over the duration of the existing contracts summarized as follows: 2004—$335 million; 2005—$326 million; 2006—$221 million; 2007—$99 million; 2008—$8 million; and thereafter—$32 million.

Interconnection Agreement

                                                Midwest Generation has entered into interconnection agreements with Commonwealth Edison to provide interconnection services necessary to connect the Illinois Plants with its transmission systems. Unless terminated earlier in accordance with the terms thereof, the interconnection agreements will terminate on a date mutually agreed to by both parties. This date may not exceed the retirement date of the Illinois Plants. Midwest Generation is required to compensate Commonwealth Edison for all reasonable costs associated with any modifications, additions or replacements made to the interconnection facilities or transmission systems in connection with any modification, addition or upgrade to the Illinois Plants.

Guarantees and Indemnities

Guaranty of Debt of Edison Mission Midwest Holdings and Pledge of Ownership Interests

                                                Midwest Generation has guaranteed Edison Mission Midwest Holdings’ third-party debt in the amount of $692.7 million at December 31, 2003. Midwest Generation’s parent also pledged the membership interests in Midwest Generation to the lenders in connection with the third-party debt arrangements. See Note 6—Long-Term Debt.

Tax Indemnity Agreement

                                                In connection with the sale-leaseback transactions related to the Collins Station and the Powerton and Joliet Stations, EME, Midwest Generation and another wholly owned subsidiary of EME entered into tax indemnity agreements. Under these tax indemnity agreements, these entities agreed to indemnify the lessors in the sale-leaseback transactions for specified adverse tax consequences that could result in certain situations set forth in each tax indemnity agreement, including specified defaults under the respective leases. The potential indemnity obligation under these tax indemnity agreements could be significant. Due to the nature of these obligations under these tax indemnity agreements, Midwest Generation cannot determine a maximum potential liability. The indemnities would be triggered by a valid claim from the lessors. Midwest Generation has not recorded a liability related to these indemnities.

Indemnity Provided as Part of the Acquisition from Commonwealth Edison

                                                Midwest Generation entered into a supplemental agreement with Commonwealth Edison on February 20, 2003 to resolve a dispute regarding interpretation of its reimbursement obligation for asbestos claims under the environmental indemnities set forth in the Asset Sale Agreement dated March 22, 1999. Under this supplemental agreement, Midwest Generation agreed to reimburse Commonwealth Edison 50% of specific existing asbestos claims less recovery of insurance costs, and agreed to a sharing arrangement for liabilities associated with future asbestos related claims as specified in the agreement. The obligations under this agreement are not subject to a maximum liability. The supplemental agreement has a five-year term with an automatic renewal provision (subject to the right to terminate). Payments are made under this indemnity by a valid claim provided from Commonwealth Edison. At December 31, 2003, Midwest Generation had $9.9 million recorded as a liability related to this matter and had made $1.2 million in payments.

Environmental Matters and Regulations

Introduction

                                                Midwest Generation is subject to environmental regulation by federal, state and local authorities in the United States. Midwest Generation believes that it is in substantial compliance with environmental regulatory requirements and that maintaining compliance with current requirements will not materially affect its financial position or results of operations. However, possible future developments, such as the promulgation of more stringent environmental laws and regulations, future proceedings that may be initiated by environmental authorities, and settlements agreed to by other companies could affect the costs and the manner in which Midwest Generation conducts its business and could cause it to make substantial additional capital expenditures. There is no assurance that Midwest Generation would be able to recover these increased costs from its customers or that Midwest Generation’s financial position and results of operations would not be materially adversely affected.

                                                Typically, environmental laws and regulations require a lengthy and complex process for obtaining licenses, permits and approvals prior to construction, operation or modification of a project or generating facility. Meeting all the necessary requirements can delay or sometimes prevent the completion of a proposed project as well as require extensive modifications to existing projects, which may involve significant capital expenditures. If Midwest Generation fails to comply with applicable environmental laws, it may be subject to injunctive relief or penalties and fines imposed by regulatory authorities.

State

Air Quality

                                                In June 2001, Illinois passed legislation mandating the Illinois Environmental Protection Agency, or Illinois EPA, to evaluate and issue a report to the Illinois legislature addressing the need for further emissions controls on fossil fuel-fired electric generating stations, including the potential need for additional controls on nitrogen oxides, sulfur dioxide and mercury. The study, which is to be submitted between September 30, 2003 and September 30, 2004, also requires an evaluation of incentives to promote renewable energy and the establishment of a banking system for certifying credits from voluntary reductions of greenhouse gases. The law allows the Illinois EPA to propose regulations based on its findings no sooner than 90 days after the issuance of its findings, and requires the Illinois Pollution Control Board to act within one year on such proposed regulations. Until the Illinois EPA issues its findings and proposes regulations in accordance with the findings, if such regulations are proposed, Midwest Generation cannot evaluate the potential impact of this legislation on the operations of its facilities.

                                                Beginning with the 2003 ozone season (May 1 through September 30), Midwest Generation has been required to comply with an average NOx emission rate of 0.25 lb NOx/MMBtu of heat input. This limitation is commonly referred to as the East St. Louis State Implementation Plan (SIP). This regulation is a State of Illinois requirement. Compliance with this standard will be met by averaging the emissions of all Midwest Generation’s power plants. Beginning with the 2004 ozone season, Midwest Generation’s facilities will become subject to the federally-mandated “NOx SIP Call” regulation that will cap ozone-season NOx emissions within a 19-state region east of the Mississippi. This program provides for NOx allowance trading similar to the current SO2 (acid rain) trading program already in effect. Midwest Generation has already qualified for early reduction allowances by reducing NOx emissions at various plants ahead of the imposed deadline. Additionally, the installation of emission control technology at certain plants has demonstrated over-compliance at those individual plants with the pending NOx emission limitations. Finally, NOx emission trading will be utilized as needed to comply with any shortfall at plants where installation of emission control technology has demonstrated reductions at levels short of the pending NOx limitations.

Water Quality

                                                The Illinois EPA is reviewing the water quality standards for the DesPlaines River adjacent to the Joliet Station and immediately downstream of the Will County Station to determine if the use classification should be upgraded. An upgraded use classification could result in more stringent limits being applied to wastewater discharges to the river from these plants. One of the limitations for discharges to the river that could be made more stringent if the existing use classification is changed would be the temperature of the discharges from Joliet and Will County. The Illinois EPA has also begun a review of the water quality standards for the Chicago River and Chicago Sanitary and Ship Canal which are adjacent to the Fisk and Crawford Stations. Proposed changes to the existing standards have not been developed at this time. At this time no new standards have been proposed, so Midwest Generation cannot estimate the financial impact of this review. However, the cost of additional cooling water treatment, if required, could be substantial.

Federal—United States of America

Clean Air Act

                                                Midwest Generation expects that compliance with the Clean Air Act and the regulations and revised State Implementation Plans developed as a consequence of the Act will result in increased capital expenditures and operating expenses. Midwest Generation’s approach to meeting these obligations will consist of a blending of capital expenditure and emissions allowance purchases that will be based on an ongoing assessment of the dynamics of its market conditions.

Mercury Maximum Achievable Control Technology Determination

                                                In December 2000, the United States Environmental Protection Agency (EPA) announced its intent to regulate mercury emissions and other hazardous air pollutants from coal-fired electric power plants under Section 112 of the Clean Air Act, and indicated that it would propose a rule to regulate these emissions by no later than December 15, 2003. On December 15, 2003, the EPA issued proposed rules for regulating mercury emissions from coal-fired power plants. The EPA proposed two rule options for public comment: 1) regulate mercury as a hazardous air pollutant under Clean Air Act Sec. 112(d); or 2) rescind the EPA’s December 2000 finding regarding a need to control coal power plant mercury emissions as a hazardous air pollutant, and instead, promulgate a new “cap and trade” emissions regulatory program to reduce mercury emissions in two phases by years 2010 and 2018. On February 24, 2004, the EPA announced a Supplemental Notice of Proposed Rulemaking that provides more details on their emissions cap and trade proposal for mercury. At this time, the EPA anticipates finalizing the regulations in December 2004, with controls required to be in place by some time between the end of 2007 (if the technology-based standard is chosen) and 2010 (when Phase I of the cap and trade approach would be implemented if this approach is chosen).

                                                Until the mercury regulations are finalized, Midwest Generation cannot fully evaluate the potential impact of these regulations on the operations of its facilities. Potential future capital costs related to these regulations could be material, depending upon the final standards adopted by the EPA.

National Ambient Air Quality Standards

                                                New ambient air quality standards for ozone, coarse particulate matter and fine particulate matter were adopted by the EPA in July 1997. It is widely understood that attainment of the fine particulate matter standard may require reductions in emissions of nitrogen oxides and sulfur dioxides. These standards were challenged in the courts, and on March 26, 2002, the United States Court of Appeals for the District of Columbia Circuit upheld the EPA’s revised ozone and fine particulate matter ambient air quality standards.

                                                Because of the delays resulting from the litigation over the new standards, the EPA’s new schedule for implementing the ozone and fine particulate matter standards calls for designation of attainment and non-attainment areas under the two standards in 2004. Once these designations are published, states will be required to revise their state implementation plans (SIPs) to achieve attainment of the revised standards. The revised SIPs are likely to require additional emission reductions from facilities that are significant emitters of ozone precursors and particulates.

                                                In December 2003, the EPA proposed rules that would require states to revise their SIPs to address alleged contributions to downwind areas that are not in attainment with the revised standards for ozone and fine particulate matter. This proposed “Interstate Air Quality” rule is designed to be completed before states must revise their SIPs to address local reductions needed to meet the new ozone and fine particulate matter standards. The proposed rule would establish a two-phase, regional cap and trade program for sulfur dioxide and nitrogen oxide. The proposed rule would affect 27 states, including Illinois. The proposed rule would require sulfur dioxide emissions and nitrogen oxide emissions to be reduced in two phases (by 2010 and 2015), with emissions reductions for each pollutant of 65% by 2015. The EPA is expected to issue final rules in December 2004.

                                                At this time, Midwest Generation cannot predict the emission reduction targets that the EPA will ultimately adopt or the specific timing for compliance with those targets. In addition, any additional obligations on Midwest Generation’s facilities to further reduce their emissions of sulfur dioxide, nitrogen oxides and fine particulates to address local non-attainment with the 8-hour ozone and fine particulate matter standards will not be known until Illinois revises its SIP. Depending upon the final standards that are adopted, Midwest Generation may incur substantial costs or financial impacts resulting from required capital improvements or operational charges.

New Source Review Requirements

                                                On November 3, 1999, the United States Department of Justice filed suit against a number of electric utilities for alleged violations of the Clean Air Act’s “new source review” (NSR) requirements related to modifications of air emissions sources at electric generating stations.

                                                Several utilities have reached formal agreements or agreements-in-principle with the United States to resolve alleged NSR violations. These settlements involved installation of additional pollution controls, supplemental environment projects, and the payment of civil penalties. The agreements provided for a phased approach to achieving required emission reductions over the next 10 to 15 years, and some called for the retirement or repowering of coal-fired generating units. The total cost of some of these settlements exceeded $1 billion; the civil penalties agreed to by these utilities generally range between $1 million and $10 million. Because of the uncertainty created by the Bush administration’s review of the NSR regulations and NSR enforcement proceedings, some of these settlements have not been finalized. However, the Department of Justice review released in January 2002 concluded “EPA has a reasonable basis for arguing that the enforcement actions are consistent with both the Clean Air Act and the Administrative Procedure Act.” No change in the Department of Justice’s position regarding pending NSR legal actions has been announced as a result of EPA’s proposed NSR reforms (discussed immediately below). In January 2004, EPA announced new enforcement actions against several power generating facilities.

                                                On December 31, 2002, the EPA finalized a rule to improve the NSR program. This rule is intended to provide additional flexibility with respect to NSR by, among other things, modifying the method by which a facility calculates the emissions’ increase from a plant modification; exempting, for a period of ten years, units that have complied with NSR requirements or otherwise installed pollution control technology that is equivalent to what would have been required by NSR; and allowing a facility to make modifications without being required to comply with NSR if the facility maintained emissions below plant-wide applicability limits. Although states, industry groups and environmental organizations have filed litigation challenging various aspects of the rule, it became effective March 3, 2003. To date, the rule remains in effect, although the pending litigation could still result in changes to the final rule.

                                                A federal district court, ruling on a lawsuit filed by EPA, found on August 7, 2003, that the Ohio Edison Company violated requirements of the NSR within the Clean Air Act by upgrading certain coal-fired power plants without first obtaining the necessary pre-construction permits. On August 26, 2003, another federal district court ruling in an NSR enforcement action against Duke Energy Corporation, adopted a different interpretation of the NSR provisions that could limit liability for similar upgrade projects.

                                                On October 27, 2003, EPA issued a final rule revising its regulations to define more clearly a category of activities that are not subject to NSR requirements under the “routine maintenance, repair and replacement” exclusion. This clearer definition of “routine maintenance, repair and replacement,” would provide EME greater guidance in determining what investments can be made at its existing plants to improve the safety, efficiency and reliability of its operations without triggering NSR permitting requirements, and might mitigate the potential impact of the Ohio Edison decision. However, on December 24, 2003, the United States Court of Appeals for the D.C. Circuit blocked implementation of the “routine maintenance, repair and replacement” rule, pending further judicial review.

                                                On February 21, 2003, Midwest Generation received a request for information under Section 114 regarding past operations, maintenance and physical changes at the Illinois coal plants from the EPA. This request was part of the EPA’s industry-wide investigation of compliance by coal-fired plants with the Clean Air Act NSR requirements. On July 28, 2003, Commonwealth Edison received a substantially similar request for information from the EPA related to these same plants. Other than these requests for information, no NSR enforcement-related proceedings have been initiated by the EPA with respect to Midwest Generation’s facilities.

                                                EPA’s enforcement policy on alleged NSR violations is currently uncertain. These developments will continue to be monitored by Midwest Generation to assess what implications, if any, they will have on the operation of its power plants or on Midwest Generation’s results of operations or financial position.

Clean Water Act—Cooling Water Intake Structures

                                                On February 16, 2004, the Administrator of the US EPA signed the final Phase II rule implementing Section 316(b) of the Clean Water Act establishing standards for cooling water intake structures at existing electrical generating stations that withdraw more than 50 million gallons of water per day and use more than 25% of that water for cooling purposes. The purpose of the regulation is to substantially reduce the number of aquatic organisms that are pinned against cooling water intake structures or drawn into cooling water systems. Midwest Generation is in the process of evaluating this regulation, which could have a material impact on some of Midwest Generation’s facilities.

Federal Legislative Initiatives

                                                There have been a number of bills introduced in the last session of Congress and the current session of Congress that would amend the Clean Air Act to specifically target emissions of certain pollutants from electric utility generating stations. These bills would mandate reductions in emissions of nitrogen oxides, sulfur dioxide and mercury. Some bills would also impose limitations on carbon dioxide emissions. The various proposals differ in many details, including the timing of any required reductions; the extent of required reductions; and the relationship of any new obligations that would be imposed by these bills with existing legal requirements. There is significant uncertainty as to whether any of the proposed legislative initiatives will pass in their current form or whether any compromise can be reached that would facilitate passage of legislation. Accordingly, Midwest Generation is not able to evaluate the potential impact of these proposals at this time.

Environmental Remediation and Asbestos

                                                Under various federal, state and local environmental laws and regulations, a current or previous owner or operator of any facility, including an electric generating facility, may be required to investigate and remediate releases or threatened releases of hazardous or toxic substances or petroleum products located at that facility, and may be held liable to a governmental entity or to third parties for property damage, personal injury, natural resource damages, and investigation and remediation costs incurred by these parties in connection with these releases or threatened releases. Many of these laws, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, commonly referred to as CERCLA, as amended by the Superfund Amendments and Reauthorization Act of 1986, impose liability without regard to whether the owner knew of or caused the presence of the hazardous substances, and courts have interpreted liability under these laws to be strict and joint and several.

                                                The cost of investigation, remediation or removal of these substances may be substantial. In connection with the ownership and operation of its facilities, Midwest Generation may be liable for these costs. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility may be liable for the costs of removal or remediation of a release or threatened release of hazardous or toxic substances at that disposal or treatment facility, whether or not that facility is owned or operated by that person. Some environmental laws and regulations create a lien on a contaminated site in favor of the government for damages and costs it incurs in connection with the remediation of contamination. The owner of a contaminated site and persons who arrange for the disposal of hazardous substances at that site also may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from that site. In connection with the ownership and operation of its facilities, Midwest Generation may be liable for these costs.

                                                With respect to Midwest Generation’s liabilities arising under CERCLA or similar laws for the investigation and remediation of contaminated property, Midwest Generation accrues a liability to the extent the costs are probable and can be reasonably estimated. Midwest Generation has accrued approximately $2 million for estimated environmental investigation and remediation costs for the Illinois Plants. This estimate is based upon the number of sites, the scope of work and the estimated costs for environmental activity where such expenditures could be reasonably estimated. Future estimated costs may vary based on changes in regulations or requirements of federal, state, or local governmental agencies, changes in technology, and actual costs of disposal. In addition, future remediation costs will be affected by the nature and extent of contamination discovered at our sites that requires remediation. Given the prior history of the operations at its facilities, Midwest Generation cannot be certain that the existence or extent of all contamination at its sites has been fully identified. However, based on available information, Management believes that future costs in excess of the amounts disclosed on all known and quantifiable environmental contingencies will not be material to Midwest Generation’s financial position.

                                                Federal, state and local laws, regulations and ordinances also govern the removal, encapsulation or disturbance of asbestos-containing materials when these materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Those laws and regulations may impose liability for release of asbestos-containing materials and may provide for the ability of third parties to seek recovery from owners or operators of these properties for personal injury associated with asbestos-containing materials. In connection with the ownership and operation of its facilities, Midwest Generation may be liable for these costs. Midwest Generation has agreed to reimburse Commonwealth Edison for specified environmental matters. See “Management’s Discussion and

Analysis of Financial Condition and Results of Operations—Contractual Obligations, Commitments and Contingencies—Contingencies—Guarantees and Indemnities” for a discussion of this indemnity agreement.

International

United Nations Framework Convention on Climate Change

                                                Since the adoption of the United Nations Framework Convention on Climate Change in 1992, there has been worldwide attention with respect to greenhouse gas emissions. In December 1997, the Clinton administration participated in the Kyoto, Japan negotiations, where the basis of a Climate Change treaty was formulated. Under the treaty, known as the Kyoto Protocol, the United States would be required, by 2008-2012, to reduce its greenhouse gas emissions by 7% from 1990 levels.

                                                In March 2001, the Bush administration announced that the United States would not ratify the Kyoto Protocol, but would instead offer an alternative. On February 14, 2002, President Bush announced objectives to slow the growth of greenhouse gas emissions by reducing the amount of greenhouse gas emissions per unit of economic output by 18% by 2012 and to provide funding for climate-change related programs. The President’s proposed program does not include mandatory reductions of greenhouse gas emissions. However, various bills have been, or are expected to be, introduced in Congress to require greenhouse gas emissions reductions and to address other issues related to climate change. Apart from the Kyoto Protocol, Midwest Generation may be impacted by future federal or state legislation relating to controlling greenhouse gas emissions. To date, none have passed through Congress. In addition, there have been several petitions from states and other parties to compel the EPA to regulate greenhouse gases under the Clean Air Act. On September 3, 2003, the EPA denied a petition by Massachusetts, Maine and Connecticut to compel EPA under the Clean Air Act to require EPA to establish a national ambient air quality standard for carbon dioxide. Since that time, 11 states and other entities have filed suits against EPA in the United States Court of Appeals for the D.C. Circuit (D.C. Circuit), and, the D.C. Circuit has granted intervention requests from 10 states that support EPA’s ruling. The D.C. Circuit has not yet ruled on this matter.

                                                Notwithstanding the Bush administration position, environment ministers from around the world have reached a compromise agreement on the mechanics and rules of the Kyoto Protocol. The compromise agreement is believed to clear the way for countries to begin the treaty ratification process.

                                                For the treaty to come into effect, approximately 55 countries that also represent at least 55% of the greenhouse gas emissions of the developed world must ratify it. Currently, the countries ratifying the Kyoto Protocol can account for 44.2% of carbon dioxide emissions. Although Russia also indicated at the Johannesburg Summit on September 2002 its desire to ratify the treaty, it stepped back from that position in late 2003 and has yet to set a date for ratification. Representing 17.4% of the developed world’s greenhouse gas emissions, Russian ratification is essential to bring the treaty into effect.

                                                If Midwest Generation does become subject to limitations on emissions of carbon dioxide from its fossil fuel-fired electric generating plants, these requirements could have a significant economic impact on Midwest Generation’s operations.

United Nations Proposed Framework Convention on Mercury

                                                The United Nations Environment Programme (UNEP) has convened a Global Mercury Assessment Working Group which met in Geneva in September 2002 and finalized a global mercury assessment report for submittal to the UNEP Governing Council at the Global Ministerial Environment Forum in Nairobi, Kenya, February 2003. Based upon the report’s key findings, the working group concluded that “there is sufficient evidence of significant global adverse impacts to warrant international action to reduce the risks to human health and the environment arising from the release of mercury into the environment.”

                                                The United States has indicated that it will support a decision to take international action on mercury at the Global Ministerial Environment Forum. However, the United States has further stated that it does not support negotiation of a legally-binding convention at this time. In general, the United States approach: 1) agrees that there is sufficient evidence of adverse impacts of mercury to warrant international action, 2) urges countries to take actions within the context of their national circumstances to identify exposed populations and to reduce anthropogenic emissions of mercury, 3) recommends the establishment of a “Mercury Program” within UNEP, 4) recommends coordination between UNEP and other international organizations that work on mercury issues such as the World Health Organization, and 5) asks countries to make voluntary contributions to support efforts of the Mercury Program under UNEP.

                                                If Midwest Generation does become subject to limitations on emissions of mercury from its coal-fired electric generating plants, these requirements could have a significant economic impact on its operations.

Note 11. Lease Commitments

                                                Midwest Generation has lease financings with respect to its Collins Station and Powerton-Joliet Stations. Each lease financing transaction is described in more detail below. Midwest Generation also has operating leases in place with respect to equipment, primarily leased barges and railcars that have terms which range from as short as 9 months to 16 years.

                                                At December 31, 2003, the future operating and lease financing commitments were as follows:

Years Ending December 31,	Operating Leases	Lease Financing
2004	$13,591	$147,715
2005	10,906	191,388
2006	10,338	275,210
2007	9,731	313,942
2008	8,744	313,930
Thereafter	65,493	2,197,429
Total future commitments	$118,803	$3,439,614
Amount representing interest		(1,269,759)
Net commitments		$2,169,855

                                                Operating lease expense amounted to $19.1 million, $18.2 million and $32.5 million in 2003, 2002 and 2001, respectively.

Collins Station Lease

                                                In connection with the acquisition of the Illinois Plants, Midwest Generation assigned the right to purchase the Collins Station gas and oil-fired power plant to four third-party entities. The third parties purchased the Collins Station for $860 million and entered into leases of the plant with an affiliate of Midwest Generation. The affiliate entered into subleases of the plant with Midwest Generation. The subleases, which are being accounted for as a lease financing, each have an initial term of 33.75 years, with payments due on a quarterly basis. The base sublease rent includes both a fixed and variable component; the variable component is impacted by movements in defined short-term interest rate indexes and the determination of such index as provided for under the related agreements. Under the terms of the subleases, Midwest Generation may request a lessor, at its option, to refinance the lessor’s debt, which if completed would impact the base sublease rent. If a lessor intends to sell its interest in the Collins Station, Midwest Generation has a first right of refusal to acquire the interest at fair market value. Minimum lease payments (included in the table above) are $50.4 million in 2004, $50.3 million in 2005, $90.3 million in 2006, $129 million in 2007, and $129 million in 2008. At December 31, 2003, the total remaining lease payments were $1.3 billion.

                                                The owner/lessor under the Collins Station lease issued notes in the amount of the lessor debt to Midwest Funding LLC, a funding vehicle which is wholly owned by Broad Street Contract Services, Inc. These notes mature in January 2014 and are referred as the lessor notes. Midwest Funding LLC, in turn, entered into a commercial paper/loan facility with a group of banks pursuant to which it borrowed the funds required for its purchase of the lessor notes. These borrowings are currently scheduled to mature in December 2004 and are referred to as the lessor borrowings.

                                                The rent under the Collins Station lease includes both a fixed component and a variable component, which is affected by movements in defined interest rate indices. If the lessor borrowings are not repaid at maturity, by a refinancing or otherwise, the interest rate on them would increase at specified increments every three months, which would be reflected in adjustments to the Collins Station lease rent payments. Under the Collins Station lease, Midwest Generation may request the owner/lessor to cause Midwest Funding LLC to refinance the lessor borrowings in accordance with guidelines set forth in the lease, but such refinancing is subject to the owner/lessor’s approval. If the lessor borrowings are not refinanced by December 2004 because the owner/lessor’s approval is not obtained or a refinancing is not commercially available, rent under the Collins Station lease would increase by approximately $9 million for the first quarter of 2005 and increase approximately $2 million for each quarter thereafter. See Note 15—Subsequent Event.

Powerton-Joliet Facilities Sale-Leaseback

                                                On August 24, 2000, Midwest Generation entered into a sale-leaseback transaction with respect to the Powerton and Joliet power facilities located in Illinois to third-party lessors for an aggregate purchase price of $1.367 billion. Under the terms of the leases (33.75 years for Powerton and 30 years for Joliet), Midwest Generation makes semi-annual lease payments on each January 2 and July 2, beginning January 2, 2001. If a lessor intends to sell its interest in the Powerton or Joliet power facility, Midwest Generation has a first right of refusal to acquire the interest at fair market value. Under the terms of each lease, Midwest Generation may request a lessor, at its option, to refinance the lessor debt, which if completed would affect the base lease rent. The lessor debt of $1.147 billion was obtained from the issuance pursuant to two pass-through trust agreements between Midwest Generation and pass-through trustees of Pass-Through Certificates with terms ranging from nine to sixteen years with fixed interest rates ranging from 8.30% to 8.56%. The gain on the sale of the power facilities has been deferred and is being amortized over the term of the leases. Minimum lease payments (included in the table above) are $97.3 million in 2004, $141.1 million in 2005, $184.9 million in 2006, $184.9 million in 2007, and $184.9 million in 2008. At December 31, 2003, the total remaining lease payments were $2.1 billion.

Note 12. Related Party Transactions

Edison Mission Marketing & Trading Agreements

                                                Midwest Generation entered into a Master Purchase, Sale and Services Agreement with Edison Mission Marketing & Trading effective March 23, 2001, pursuant to which Edison Mission Marketing & Trading arranges for purchases and sales of the following products, including services related thereto: (i) energy and capacity; (ii) natural gas; (iii) fuel oil; and (iv) emissions allowances.

                                                Midwest Generation compensates Edison Mission Marketing & Trading in accordance with the following table with respect to these transactions, and reimburses Edison Mission Marketing & Trading for brokers’ fees, taxes, and other reasonably incurred direct out-of-pocket expenses. Payment for these services is due within 30 days of billing.

Service	Compensation
Energy	$.02/MWhr
Capacity	$.02/MW-day
Natural gas	$.02/MMBtu
Fuel oil	$.05/bbl
Emissions allowances	$.25/SO2 allowance; and $25/NOx allowance

                                                The net fees earned by Edison Mission Marketing & Trading were $1.1 million, $1.2 million and $0.9 million for the years ended December 31, 2003, 2002 and 2001, respectively. The amount due Midwest Generation from Edison Mission Marketing & Trading was $41.3 million and $6.5 million at December 31, 2003 and 2002, respectively.

                                                Midwest Generation also entered into several transactions through Edison Mission Marketing & Trading to sell surplus SO2 allowances to other EME affiliates. All transactions were completed at market price on the date of the transaction. Net consideration received was $10.3 million and $5.0 million during 2003 and 2002, respectively.

Fuel Services Agreements

                                                Midwest Generation has entered into an agreement with Edison Mission Energy Services, Inc. to provide fuel and transportation services related to coal and fuel oil. Under the terms of this agreement, Midwest Generation pays a service fee of $.06 for each ton of coal delivered and $.05 for each barrel of fuel oil delivered, plus the actual cost of the commodities. The amount billable under this agreement for the years ended December 31, 2003, 2002 and 2001 was $1.1 million, $1.1 million and $1.3 million, respectively.

Notes Receivable from Edison Mission Energy

                                                Proceeds arising from the Powerton-Joliet sale-leaseback transaction were used by Midwest Generation to make a loan to EME. The loan is evidenced by four intercompany notes amounting to $1.367 billion. At December 31, 2003, EME was obligated to repay the principal on the notes in a series of installments on the dates and in the amounts set forth on a schedule to each note. EME has paid and is required to pay interest on the notes on each January 2 and July 2 at an 8.30% fixed interest rate. All amounts due under the notes are due to be repaid in full by January 2, 2016. In addition to the four intercompany notes relating to the Powerton-Joliet sale-leaseback, Midwest Generation loaned EME $300 million from the sale-leaseback of the peaker power units. EME paid off the $300 million note in August 2002 in connection with Midwest Generation’s repurchase of the peaker power units. Midwest Generation earned interest income of $113.4 million, $118.9 million and $129.6 million during 2003, 2002 and 2001, respectively.

Services Agreements with Edison Mission Energy and Edison International

                                                Certain administrative services, such as payroll, employee benefit programs, insurance and information technology are shared among all affiliates of Edison International, and the costs of these corporate support services are allocated to all affiliates. The cost of services provided by Edison International and EME, including those related to Midwest Generation, are allocated based on one of the following formulas: percentage of the time worked, equity in investment and advances, number of employees, or multi-factor (operating revenues, operating expenses, total assets and total employees). Midwest Generation participates in a common payroll and benefit program with all Edison International employees. In addition, Midwest Generation is billed for any direct labor and out-of-pocket expenses for services directly requested for its benefit. Midwest Generation believes the allocation methodologies are reasonable. Costs incurred for these programs, payroll funding, and other services during the years ended December 31, 2003, 2002 and 2001 were $134.2 million, $124.7 million and $127.4 million, respectively.

                                                Midwest Generation participates in the insurance program of Edison International, including property, general liability, workers compensation and various other specialty policies. Midwest Generation’s insurance premiums are generally based on its share of risk related to each policy. In connection with the property insurance program, a portion of the risk is reinsured by a captive insurance subsidiary of Edison International.

                                                Midwest Generation recorded a receivable from EME of $169.9 million at December 31, 2001 related to the tax due under the tax-allocation agreement. For the year ended December 31, 2002, all outstanding receivables were realized through a reduction in amounts owed under Midwest Generation’s affiliate subordinated loan agreement with Edison Mission Overseas. See Note 2—Summary of Significant Accounting Policies, for further discussion of the tax-allocation agreement.

Contribution of Services by Parent

                                                Midwest Generation EME, LLC is Midwest Generation’s indirect parent and provides executive management, legal, human resources, accounting and other administrative services in Chicago on Midwest Generation’s behalf without charge. In connection with regulations of the Securities and Exchange Commission, the costs of these services must be recorded as part of Midwest Generation’s financial results, although Midwest Generation does not have a cash obligation to pay for these activities. The costs of these services, after tax, were $10.6 million, $10.6 million and $11.3 million for the periods ended December 31, 2003, 2002 and 2001, respectively. Midwest Generation has reflected these activities as a non-cash contribution of services by its parent in the accompanying financial statements.

Support Services Agreement with Parent

                                                Midwest Generation entered into an agreement with its indirect parent, Midwest Generation EME, LLC to provide support services, including construction and construction management, operations and maintenance management, technical services and training, environmental, health and safety services, administrative and IT support, and other managerial and technical services needed to operate and maintain electric power facilities. Under the terms of the agreement, Midwest Generation reimburses Midwest Generation EME for actual costs incurred by functional area in providing support services, or in the case of specific tasks Midwest Generation requests, the amount negotiated for the task. Actual costs billable under this agreement for the years ended December 31, 2003, 2002 and 2001 were $6.3 million, $6.8 million and $7.0 million, respectively.

Note 13. Supplemental Statements of Cash Flows Information

	Years Ended December 31,
	2003	2002	2001
Cash paid:
Interest	$305,816	$342,535	$344,931
Income taxes (receipts)	$—	$—	$—

Non-cash investing and financing activities:
Reduction in affiliate debt due to tax-allocation agreement offset	$—	$189,853	$—

Note 14. Quarterly Financial Data (unaudited)

	First	Second		Third(i)	Fourth	Total
2003
Operating revenues	$209,898	$227,247		$424,555	$190,556	$1,052,256
Operating income (loss)	(41,622)	(1,021,322	)(ii)	183,742	(13,038)	(892,240)
Provision (benefit) for income taxes	(38,313)	(420,920	)(ii)	48,448	(26,160)	(436,945)
Income (loss) before accounting change	(61,369)	(658,101	)(ii)	77,218	(46,415)	(688,667)
Net income (loss)	(61,443)	(658,101	)(ii)	77,218	(46,415)	(688,741)

	First	Second		Third(i)	Fourth	Total
2002
Operating revenues	$163,806	$277,840		$529,490	$177,541	$1,148,677
Operating income (loss)	(53,876)	37,810		236,359	(18,006)	202,287
Provision (benefit) for income taxes	(41,064)	(2,261)		67,643	(33,838)	(9,520)
Net income (loss)	(66,231)	(14,113)		111,751	(47,237)	(15,830)

(i)                                     Reflects Midwest Generation’s seasonal pattern, in which the majority of earnings are recorded in the third quarter of each year.

(ii)                                  Reflects asset impairment charge of $1.025 billion pre-tax ($625 million, after tax) required to write-down the carrying amount of the Collins Station and eight small peaking plants to their estimated fair value.

Note 15.  Subsequent Event

                                                On March 10, 2004, Midwest Generation agreed in principle with the lease equity investor to terminate the Collins Station lease. The agreement in principle sets forth specified conditions required for the termination, including Midwest Generation successfully borrowing funds to finance the repayment of Collins Station lease debt of $774 million and settlement of Midwest Generation’s termination liability with the lease equity investor. There is no assurance that the agreement in principle will result in termination of the Collins Station lease. If the termination occurs, Midwest Generation will take title to the Collins Station and, subject to its contractual obligation to Exelon Generation, plans to subsequently abandon the Collins Station or sell it to a third party.

                                                If Midwest Generation completes the lease termination and subsequently abandons the Collins Station, it expects to record a pretax loss of approximately $130 million (approximately $80 million after tax). If the lease termination does not occur, the terms of the lease will remain in effect and Midwest Generation will seek to restructure the lease with the lease equity investor.

Note 16.  Refinancing $693 Million Debt Maturity

On April 27, 2004, Midwest Generation completed a private offering of $1 billion aggregate principal amount of its 8.75% second priority senior secured notes due 2034. The notes were co-issued by Midwest Generation and a newly formed wholly owned subsidiary, Midwest Finance Corp. Concurrently with the issuance of the notes, Midwest Generation borrowed $700 million under a new first priority secured institutional term loan facility. The term loans mature on April 27, 2011 and bear interest at LIBOR plus 3.25% per annum. Midwest Generation has agreed to repay $1,750,000 of the term loans on each quarterly payment date. Midwest Generation also entered into a new three-year $200 million working capital facility that replaced a prior facility. The new working capital facility also provides for the issuance of letters of credit. Midwest Generation used a portion of the proceeds of the notes issuance and the term loans to refinance $693 million of indebtedness (plus accrued interest and fees) owed by its direct parent, Edison Mission Midwest Holdings Co., which was guaranteed by Midwest Generation and was due in December 2004. As a result of the repayment of this obligation, the uncertainty about Midwest Generation's ability to repay or refinance its obligation has been resolved.

Although there can be no assurances, management believes that Midwest Generation will be able to maintain compliance with covenants under its various debt agreements and adequate liquidity to fund its operations. Should Midwest Generation not comply with covenants under its debt agreements or maintain adequate liquidity, it would need to consider other actions such as new financing or asset sales.

Note 17.  Plan to Decommission the Collins Station (Unaudited)

On May 28, 2004, Midwest Generation announced its intent to decommission its Collins Station and cease operations there by December 31, 2004.  In April 2004, Midwest Generation finalized an agreement to terminate its long-term lease of the station and assumed ownership of the power plant.  Midwest Generation plans to continue to fulfill its obligation under the power purchase contract with Exelon Generation which is scheduled to expire at the end of 2004 and, thereafter, cease operations at this location.